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                                                                       Exhibit 6


TEXTRON FINANCIAL CORPORATION AGREES TO ACQUIRE LITCHFIELD
FINANCIAL CORPORATION

Specialized Commercial Finance Company to Significantly Enhance
Textron Financial's Resort and Recreation Portfolio

PROVIDENCE, R.I., and WILLIAMSTOWN, Mass., Sept. 23/PRNewswire/--Textron Financial Corporation (NYSE: TXT) and Litchfield Financial Corporation (Nasdaq:
LTCH) today announced the signing of a definitive merger agreement whereby Textron Financial Corporation will acquire the entire outstanding capital stock of Litchfield for $24.50 per share in a cash transaction valued at approximately $183 million. The Boards of Directors of both companies have approved the agreement.

Litchfield is a commercial finance company specializing in receivables-based finance agreements for the vacation ownership (timeshare) industry and other commercial finance niches. With over $550 million in managed finance receivables, Litchfield has a ten-year track record of over 20% annual earnings growth.

"Litchfield bolsters Textron Financial Corporation's competitive position in one of our fastest-growing core niches -- resort and recreation finance. It also complements our existing portfolio by adding other niches consistent with TFC's strategy. We have known Litchfield management for a long time. Their track record and culture mirror our own, and we are eager to have this highly successful organization join our family of businesses," remarked Stephen A. Giliotti, Textron Financial Corporation Chairman, President and CFO.

Richard A. Stratton, President and CEO of Litchfield commented, "This is a great combination of skills, culture and resources. Our timeshare and factoring lending groups will complement Textron Financial's resort and recreation finance and factoring businesses, which focus on complementary market segments. Our land receivables, tax lien and financial services businesses will provide Textron Financial new opportunities in growing markets. And by improving our access to lower cost capital, the combination will enable us to expand the growth of our core businesses." Mr. Stratton will remain President of Litchfield and


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will also become Senior Vice President - Operations of Textron Financial
Corporation.

The agreement provides for an all-cash tender offer by Textron Financial for all of Litchfield's outstanding shares of common stock, commencing within five business days. The tender is expected to close by late October, 1999, unless extended, and is subject to the valid tender of at least 66.66% of the outstanding Litchfield shares on a fully diluted basis, and to customary government filings and other customary conditions. Litchfield management and directors intend to tender their shares in response to the offer.

The tender offer for shares of Litchfield common stock will be made only through definitive tender offer documents, which will be filed with the Securities and Exchange Commission and mailed to the shareholders of Litchfield. Following completion of the tender offer, it is contemplated that the holders of any then-outstanding shares of common stock will receive, in a second-step merger, the same $24.50 per share cash consideration as holders will receive in the tender offer.

With 140 employees, Litchfield has offices in Williamstown, Mass.; Atlanta; Denver; and Scottsdale, Ariz. The company's customers consist of developers of vacation ownership (timeshare) properties and rural land, small finance companies, and municipalities selling real estate tax liens.

With over $5 billion in managed receivables and a twenty-year history of record earnings, Textron Financial Corporation is a diversified commercial finance company with three groups of products and services: term financing for Aircraft, Equipment and Golf (including the financing of Textron products); revolving credit arrangements; and specialty finance. Other services include syndications, asset management, portfolio servicing and insurance brokerage.


Textron Financial Corporation is a subsidiary of Textron Inc. (NYSE: TXT), a $10 billion, global, multi-industry company with market-leading operations in Aircraft, Automotive, Industrial and Finance. Textron has a workforce of over 64,000 employees and major manufacturing facilities in 23 countries. Textron is among Fortune magazine's "America's Most Admired Companies."

SOURCE: Litchfield Financial Corporation

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Litchfield Financial Corp.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.